UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 3, 2012 (December 30, 2011)

Commission File Number 0-8084

Connecticut Water Service, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive offices)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

Amendment of CoBank Agreement; New Term Loans

As previously reported, on June 29, 2009 Connecticut Water Service, Inc., a Connecticut corporation (the “Company”) entered into a Master Loan Agreement (the “CoBank Agreement”) with CoBank, ACB, a federally chartered instrumentality of the United States (“CoBank”).  The Company also delivered to CoBank an initial Promissory Note and Supplement, dated June 29, 2009 (the “Promissory Note”).  On the terms and subject to the conditions set forth in the initial Promissory Note issued under the terms of the CoBank Agreement, CoBank originally agreed to make loans (each a “Loan,” and collectively the “Loans”) to the Company from time to time, in an aggregate principal amount not to exceed, at any one time outstanding $15,000,000 (the “Loan Commitment”).

The CoBank Agreement was amended by the parties in May 2010 and July 2011, and currently is scheduled to mature on June 25, 2013 (the “Maturity Date”).  Subject to the payment of a surcharge described in the CoBank Agreement for Loans bearing interest at fixed rates, the Company may prepay the Loans in whole or in part at any time prior to the Maturity Date.  As of September 30, 2011, the Company had borrowed the entire $15,000,000 available under the initial Promissory Note from CoBank under the CoBank Agreement to finance the capital expenditures and general corporate needs of the Company and its subsidiaries.

On January 1, 2012, the Company and CoBank entered into an amendment to the CoBank Agreement (the “Amendment”) and two additional Promissory Note and Single Advance Term Loan Supplements providing for two additional Term Loans to the Company (the “Term Loan Notes and Supplements”).  Under the terms of the Amendment and the Term Loan Notes and Supplements, on January 3, 2012 the Company borrowed from CoBank, in the aggregate, an additional forty million dollars ($40,000,000) to be applied to the Company’s acquisition of the issued and outstanding capital stock of Aqua Maine, Inc. from Aqua America, Inc., as more fully described in Item 8.01 below.  The description of the material terms of the CoBank Agreement contained in Company’s current report on Form 8-K filed on July 2, 2009 is, except as specifically updated below, hereby incorporated by reference.  Set forth below is a summary of the material terms of the CoBank Agreement, the Amendment and the two Term Loan Notes and Supplements.

Under the CoBank Agreement, as amended, the Company is required to maintain together with its consolidated subsidiaries at all times a ratio of Total Debt to Capitalization (as defined in the Agreement) of not more than .65 to 1.00.  In addition to the foregoing, the two regulated water subsidiaries, The Connecticut Water Company (“CWC”) and Aqua Maine, Inc. (the name of which will be changed to “The Maine Water Company” following the closing of the acquisition) are each required to maintain at all times a ratio of Total Debt to Capitalization of not more than .60 to 1.00.

Under one Term Loan Note and Supplement, CoBank loaned the Company twenty million dollars ($20,000,000), which Term Loan shall be repaid by the Company in 60 equal quarterly installments of principal and interest over a 15-year amortizing term, with the first installment due on April 20, 2012 and the last installment due on January 20, 2027.  Under the other Term Loan Note and Supplement, CoBank loaned the Company twenty million dollars ($20,000,000), which Term Loan shall be repaid by the Company in quarterly interest payments and repayment of the principal balance in full on the earlier of July 30, 2013 or upon the Company raising equity capital, in the aggregate, up to the outstanding amount owed under the second Term Note and Supplement.

Under the initial Promissory Note and each of the Term Loan Notes and Supplements, the Company will pay interest on any Loans made by CoBank in accordance with one of more of the following interest rate options, as selected periodically by the Company: (1) at a weekly quoted variable rate, a rate per annum equal to the rate of interest established by CoBank on the first business day of each week; (2) at a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance for periods of 180 days or more; or (3) at a fixed rate per annum equal to LIBOR plus 1.75% for 1, 2, 3, 6, 9 or 12 month interest periods.  Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.

The above summary of the material terms of the CoBank Agreement, the Amendment and the new Term Loan Notes and Supplements is qualified in its entirety by reference to the complete copy of the CoBank Agreement, filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on July 2, 2009, and complete copies of the Amendment and the Term Loan Notes and Supplements, which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are hereby incorporated herein by reference.

Water Facilities Revenue Bonds – Series 2011A

As previously disclosed in a current report on Form 8-K filed on December 21, 2011 (the “Original Form 8-K”), on December 20, 2011 The Connecticut Water Company (“CWC”), the main operating subsidiary of the Company, completed the issuance of $22,050,000 aggregate principal amount of 5.00% fixed rate Water Facilities Revenue Bonds – Series 2011A with a maturity date of December 1, 2021 (the “Bonds”).

The disclosure in the Original Form 8-K is hereby amended to make clear that while the Bonds are tax exempt notes issued by the Connecticut Development Authority, the Bonds are not “non-AMT” bonds.  Interest on the Bonds is an “item of tax preference” for purposes of the alternative minimum tax imposed on individuals and corporations.

Other than as indicated above, the information contained under Item 1.01 of the Original Form 8-K remains unchanged.

Item 1.02                      Termination of a Material Definitive Agreement

On December 30, 2011, the Company, as borrower, repaid all amounts due to Bank of America, N.A. (“Bank of America”), as lender, under the Loan Agreement dated August 12, 2009 by and between the Company and Bank of America, as subsequently amended on August 28, 2009 (as amended, the “BofA Loan Agreement”).  The BofA Loan Agreement consisted of a $10 million revolving line of credit to the Company and was terminated as evidenced by a payoff letter issued by Bank of America and received by the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Deferred Compensation Agreement

On December 30, 2011, CWC entered into a deferred compensation agreement with Eric W. Thornburg, which agreement replaces a similar agreement entered into with Mr. Thornburg when he joined the Company as its President and CEO in early 2006.

Under his Deferred Compensation Agreement, Mr. Thornburg may elect to defer, prior to the beginning of each calendar year, an amount up to 12% of his annual cash salary, which deferral amounts are credited to a deferred compensation account maintained by the Company on behalf of Mr. Thornburg.  Such salary deferral amounts are credited to a deferred compensation account maintained by the Company. Amounts deferred to the account are credited with interest on a semi-annual basis at an Interest Equivalent equal to 50% of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 4 percentage points (the “Interest Factor”), and (ii) the balance of Mr. Thornburg’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to his account, as of the preceding day (i.e., December 31 or June 30). Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to Mr. Thornburg or his designated beneficiary upon termination of employment by the Company.

The above summary of Mr. Thornburg’s deferred compensation agreement is qualified in its entirety by reference to the complete copy of Mr. Thornburg’s Deferred Compensation Agreement, which is filed herewith as Exhibit 10.4 and is hereby incorporated herein by reference.

Item 8.01                     Other Events

Completion of Acquisition of Aqua Maine, Inc.

As previously reported, on July 27, 2011, the Company announced that it had entered into an agreement on July 26, 2011 with Aqua America, Inc. (“AA”) to purchase all of the outstanding shares of Aqua Maine, Inc. (“Aqua Maine”), a wholly-owned subsidiary of AA, for approximately $35.8 million (subject to certain adjustments at closing), including approximately $17.7 million of long-term debt as of December 31, 2010, reflecting a total enterprise value of approximately $53.5 million.  Aqua Maine is a public water utility regulated by the Maine Public Utilities Commission (“MPUC”) that serves approximately 16,000 customers in 11 water systems in the State of Maine.

On October 27, 2011, the Company entered into a stipulation agreement with Aqua Maine and the Office of the Maine Public Advocate related to the acquisition, which was submitted to the MPUC for its review and consideration.  On November 22, 2011, the MPUC approved the stipulation agreement in a decision that gives regulatory approval for the acquisition by the Company. In its decision, the MPUC concluded that the acquisition is in the best interests of customers.    The decision also required that Aqua Maine will not seek a rate increase for any of its divisions in 2012, and that there will be no short or long-term rate or service impacts as a result of the acquisition.

Effective January 1, 2012, the Company completed the acquisition of Aqua Maine from AA, using the proceeds borrowed from CoBank under the new Term Loan Notes and Supplements to the CoBank Agreement. The total cash purchase price, as adjusted at the closing, was approximately $35.8 million.  Subsequent to the closing, the name of Aqua Maine will be changed to “The Maine Water Company.”

News Release

On January 3, 2012, the Company issued a press release describing the completion of the Company’s acquisition of Aqua Maine, Inc.  A copy of the Company’s press release dated January 3, 2012 is filed herewith as Exhibit 99.1 and is hereby incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

The following documents are filed herewith as exhibits hereto:

(d)           Exhibits

10.1	Amendment to the Master Loan Agreement between Connecticut Water Service, Inc. and CoBank, ACB, dated January 1, 2012, is filed herewith.
10.2	Promissory Note and Single Advance Term Loan Supplement (Loan 1) between Connecticut Water Service, Inc. and CoBank, ACB, dated January 1, 2012, is filed herewith.
10.3	Promissory Note and Single Advance Term Loan Supplement (Loan 2) between Connecticut Water Service, Inc. and CoBank, ACB, dated January 1, 2012, is filed herewith.
10.4	Deferred Compensation Agreement between The Connecticut Water Company and Eric W. Thornburg, dated December 30, 2011, is filed herewith.
99.1	Company press release regarding the completion of the Company’s acquisition of Aqua Maine, Inc., dated January 3, 2012, is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: January 3, 2012	By: /s/ David C. Benoit David C. Benoit Vice President – Finance and Chief Financial Officer